QuickLinks -- Click here to rapidly navigate through this document

Exhibit 99.1

Sea Containers Ltd.
12 1/2% Senior Notes Due 2009

March 24, 2003

Mr. Robert M. Riggs
2 Wall Street
New York, New York 10005-2072

Dear Sir:

        Sea Containers Ltd., a Bermuda company ("SCL"), proposes to file with the Securities and Exchange Commission (the "Commission") pursuant to the Securities Act of 1933, as amended (the "Securities Act"), and the rules and regulations adopted by the Commission thereunder, a Registration Statement on Form S-4 for an offer to exchange $98,883,000 aggregate principal amount of SCL's 12 1/2% Senior Subordinated Debentures due 2004 for $98,883,000 aggregate principal amount of SCL's 12 1/2% Senior Notes due 2009. Such registration statement at the time it becomes effective, including all exhibits and documents incorporated therein by reference, is hereinafter referred to as the "Registration Statement." The term "Prospectus" as used herein means the prospectus and any prospectus amendment or supplement thereto relating to the Notes as filed with the Commission pursuant to Rule 424(b) or (c) of the Rules.

        Under Section 6(a) of the Securities Act, the Registration Statement is required to be signed by, among other persons, SCL's duly authorized representative in the United States. SCL has requested that you act as such duly authorized representative and that you sign the Registration Statement in such capacity, and you have agreed to so act and to sign the Registration Statement in such capacity on condition that SCL furnish to you the indemnification provided for in this Agreement. Accordingly, in consideration of the foregoing, and in order to induce you to act as SCL's duly authorized representative in the United States and to sign the Registration Statement in such capacity, SCL hereby agrees to indemnify and hold you harmless against and from any and all losses, claims, damages and liabilities, joint or several (including, subject to the provisions of the next paragraph below, any investigation, legal and other expenses incurred in connection with, and any amount paid in settlement of, any action, suit or proceeding or any claim asserted), to which you or any such controlling person may become subject under the Securities Act, the Securities Exchange Act of 1934, as amended, or other United States Federal or state statutory law or regulation, or under common law or otherwise, insofar as such losses, claims, damages or liabilities arise out of or are based upon any untrue statement or alleged untrue statement of a material fact contained in any preliminary prospectus, the Registration Statement or the Prospectus, or any amendment or supplement thereto, or the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading.

        If you propose to assert the right to be indemnified under this Agreement, you will, promptly after receipt of notice of commencement of any action, suit or proceeding against you in respect of which a claim for indemnification is to be made against SCL hereunder, notify SCL of the commencement of such action, suit or proceeding, enclosing a copy of all papers served, but the omission so to notify SCL of such action, suit or proceeding shall not relieve it from any liability which it may have to you otherwise than under this Agreement. In case any such action, suit or proceeding shall be brought against you and you shall notify SCL of the commencement thereof, SCL shall be entitled to participate in, and, to the extent that it shall wish, to assume the defense thereof, with counsel satisfactory to you, and after notice from SCL to you of its election so to assume the defense thereof, SCL shall not be liable to you for any legal or other expenses, other than reasonable costs of investigation subsequently incurred by you in connection with the defense thereof. You shall have the right to employ counsel in any such action, but the fees and expenses of such counsel shall be at your expense unless (i) your employment of counsel has been authorized by SCL, or (ii) you shall have reasonably concluded that there may be a conflict of interest between SCL and you in the conduct of the defense of such action (in which case SCL shall not have the right to direct the defense of such action on your behalf), or (iii) SCL shall not in fact have employed counsel to assume the defense of such action, in each of which cases the fees and expenses of counsel shall be at the expense of SCL. SCL shall not be liable for the settlement of any action or claim effected without its consent.

        This Agreement has been and is made solely for the benefit of you and your legal representatives, and no other person, partnership, association or corporation shall acquire or have any right under or by virtue of this Agreement.

        All notices and communications hereunder shall be in writing and mailed or delivered, or by telephone or telegraph if subsequently confirmed in writing, to you at 2 Wall Street, New York, New York 10005-2072 and to SCL at 41 Cedar Avenue, P.O. Box HM 1179, Hamilton HM EX, Bermuda, Attention of Secretary, with a copy to Sea Containers Services Ltd., 20 Upper Ground, London SE1 9PF England.

        Please confirm that the foregoing correctly sets forth the agreement between us.

Very truly yours,
SEA CONTAINERS LTD.
	By:	/s/ Edwin S. Hetherington Edwin S. Hetherington Secretary
CONFIRMED:
/s/ Robert M. Riggs Robert M. Riggs

QuickLinks

  Exhibit 99.1